                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934



                              (Amendment No. 4)*


                          MERCURY GENERAL CORPORATION
                         -----------------------------
                               (Name of Issuer)



                          COMMON STOCK, NO PAR VALUE
                         ----------------------------
                          (Title of Class Securities)


                                   589400100
                                  -----------
                                (CUSIP Number)



     *The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



  CUSIP NO. 589400100
            ---------

------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON: GEORGE JOSEPH
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  N/A


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            18,857,210

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             18,857,210

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      18,857,210

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      34.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 5 Pages

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


Item 1(a).      Name of Issuer.
---------       --------------

                Mercury General Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices.
---------       -----------------------------------------------

                4484 Wilshire Boulevard, Los Angeles, California 90010

Item 2(a).      Name of Person Filing.
---------       ---------------------

                George Joseph

Item 2(b).      Address of Principal Business Office or, if none, Residence.
---------       -----------------------------------------------------------

                4484 Wilshire Boulevard, Los Angeles, California 90010

Item 2(c).      Citizenship.
---------       -----------

                U.S.A.

Item 2(d).      Title of Class of Securities.
---------       ----------------------------

                Common Stock, No Par Value

Item 2(e).      CUSIP Number.
---------       ------------

                589400100

Item 3.         If this statement is filed pursuant to rules 13d-1(b), or
------          13d-2(b), check whether the person filing is a:  N/A

    (a)   [ ]   Broker or Dealer registered under Section 15 of the Act
    (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act
    (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the Act
    (d)   [ ]   Investment Company registered under Section 8 of the Investment
                Company Act
    (e)   [ ]   Investment Advisor registered under Section 203 of the
                Investment Advisors Act of 1940
    (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment fund; see Rule 13d-1(b)(1)(ii)(F)
    (g)   [ ]   Parent Holding Company, in accordance with Rule 13d-
                1(b)(ii)(G) (Note: See Item 7)
    (h)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)



                               Page 3 of 5 Pages

Item 4.    Ownership.
------     ---------

     (a)   Amount Beneficially Owned:

           George Joseph holds the record ownership and full economic ownership of 18,857,106 shares. The number of shares reflects (i) the two-for-one stock splits of the common stock of Mercury General Corporation in September 1992 and September 1997, (ii) the gift by George Joseph of 143,348 shares to Harvard University on December 15, 1997, and
           (iii) the distribution to George Joseph of 501 shares from the Mercury General Corporation ESOP in December 1996. George Joseph also has full economic ownership over 104 shares in the Mercury General Corporation ESOP, which shares George Joseph has the sole power to vote.

     (b)   Percent of Class:

           34.2%

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                   18,857,210 shares

           (ii)    shared power to vote or to direct the vote:

                   -0-

           (iii)   sole power to dispose or to direct the disposition of:

                   18,857,210

           (iv)    shared power to dispose or to direct the disposition of:

                   -0-

Item 5.    Ownership of Five Percent or Less of a Class.
------     --------------------------------------------

           N/A

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
------     ---------------------------------------------------------------

           N/A

Item 7.    Identification and Classification of the Subsidiary which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company.
           ------------------------------------------------------------

           N/A

Item 8.    Identification and Classification of Members of the Group.
------     ---------------------------------------------------------

           N/A

                               Page 4 of 5 Pages
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Item 9.         Notice of Dissolution of Group.
------          ------------------------------

                N/A

Item 10.        Certification.
-------         -------------

                N/A

                                   SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2/13/98
                                                --------------------------
                                                         Date

                                                   /s/ George Joseph
                                                --------------------------
                                                       Signature


                                                       George Joseph
                                                --------------------------
                                                        Name/Title

                               Page 5 of 5 Pages